Exhibit EX-99.p.1

HILLVIEW INVESTMENT TRUST II

Code of Ethics

I.	INTRODUCTION.

This Code of Ethics (“Code”) has been adopted by Hillview Investment Trust II (the “Trust”) in compliance with Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”).

This Code applies to access persons of the Trust. Hillview Capital Advisors, LLC, the investment manager of the Trust (“Hillview”), each of the sub-advisers that may be appointed from time to time (the “Sub-Advisers”), Real Estate Management Services Group LLC (“REMS Group”), investment adviser for the REMS Real Estate Value-Opportunity Fund, and PFPC Distributors, Inc., the Trust’s principal underwriter (collectively, the “Service Providers”), each have adopted a code of ethics containing provisions reasonably necessary to comply with Rule 17j-1. Access persons of the Service Providers who would otherwise be subject to this Code, but are covered by their respective organization's code of ethics under Rule 17j-1 are exempt from coverage hereunder.

Rule 17j-1(a) makes it unlawful for any access person of the Trust, in connection with the purchase or sale, directly or indirectly, by that person of a security held or to be acquired by any of the Trust’s series (the “Funds”):

1.	To employ any device, scheme or artifice to defraud the Trust or the Funds;

2.
To make to the Trust or the Funds any untrue statement of a material fact or omit to state to the Trust or the Funds a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

3.	To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Trust or the Funds; or

4.	To engage in any manipulative practice with respect to the Trust or the Funds.

Rule 17j-1(c) requires the Trust to adopt a written code of ethics containing provisions reasonably necessary to prevent its access persons from engaging in any act, practice or course of business prohibited by Rule 17j-1(b). Rule 17j-1(c) also requires the Trust to use reasonable diligence and institute procedures reasonably necessary to prevent violations of this Code.

Accordingly, the Code of the Trust is set forth below:

II.	DEFINITIONS.

A.	“Access person” means any Trustee, officer or advisory person of the Trust or an investment adviser.

B.	“Acquisition” or “acquire” includes any purchase and the receipt of any gift or bequest of any covered security.

C.	“Advisory person” means

1. Any employee of the Trust or an investment adviser of the Trust (or of any company in a control relationship to the adviser):

a.	Who, in connection with his or her regular functions or duties, makes, participates in or obtains information about the purchase or sale of securities held or to be acquired by any Fund, or

b.	Whose functions relate to the making of any recommendations about these purchases or sales;

2.
Any natural person in a control relationship to an investment adviser of the Trust who obtains information concerning recommendations made to any Fund about the purchase or sale of securities held or to be acquired; and

3.	Such other person as the compliance supervisor shall designate.

D.	“Affiliate account” means, as to any access person, an account

1.	Of any family member of the access person;

2.	For which the access person acts as a custodian, trustee or other fiduciary;

3. Of any corporation, partnership, joint venture, trust, company or other entity which is neither subject to the reporting requirements of section 13 or 15(d) of the Securities Exchange Act of 1934 (the “1934 Act”) nor registered under the 1940 Act and in which the access person or a family member has a direct or indirect beneficial ownership; and

4. Of any trustee or officer of the Trust.

E.
“Beneficial ownership” means a direct or indirect “pecuniary interest” (as defined in subparagraph (a)(2) of Rule 16a-1 under the Securities Exchange (the “1934 Act”) that is held or shared by a person directly or indirectly (through any contract, arrangement, understanding, relationship or otherwise) in a security. While the definition of “pecuniary interest” in subparagraph (a)(2) of Rule 16a-1 is complex, this term generally means the opportunity directly or indirectly to profit or share in any profit derived from a transaction in a security. An access person is presumed to have beneficial ownership of any family member’s account.

F.	“Business day” refers to any day on which the New York Stock Exchange is open for business.

G.	“Compliance supervisor” means any officer or employee of the Trust designated to receive and review reports of purchases and sales by access persons.

H.
“Control” has the same meaning as in section 2(a)(9) of the 1940 Act. Section 2(a)(9) defines “control” as the power to exercise a controlling influence over the management or policies of a company, unless this power is solely the result of an official position with the company.

I.	“Covered security” means a security as defined in section 2(a)(36) of the 1940 Act, other than:

1.	Direct obligations of the government of the United States.

2.	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements.

3.	Shares issued by open-end management investment companies registered under the 1940 act.

4.	Any other security determined by the Securities and Exchange Commission (“SEC”) or its staff to be excluded from the definition of “covered security” contained in Rule 17j-1 under the 1940 act.

J.	“Covered security held or to be acquired” means:

1.	Any covered security which, within the most recent 15 days:

a.	Is or has been held by any Fund; or

b.
Is being or has been considered for purchase by any Fund. A covered security is “being or has been considered for purchase” when the portfolio manager for a Fund is giving or has given serious consideration to a purchase of the covered security.

2.	Any option to purchase or sell, and any security convertible into, or exchangeable for, a covered security described in paragraph 1 of this definition.

K. “Disinterested trustee” means a trustee of the Trust who is not an “interested person” of the Trust, Hillview, a Sub-Adviser, REMS Group or PFPC within the meaning of section 2(a)(19) of the 1940 Act.

L.	“Disposition” or “dispose” includes any sale and the making of any personal or charitable gift of covered securities.

M.	“Family member” of an access person means

1.	That person’s spouse or minor child;

2.	Any adult related by blood, marriage or adoption to the access person (a “relative”) who shares the access person’s household;

3.	Any relative dependent on the access person for financial support; and

4.
Family member includes any other relationship (whether or not recognized by law) that the compliance supervisor determines could lead to the possible conflicts of interest or appearances of impropriety this Code is intended to prevent. The compliance supervisor may from time-to-time circulate such expanded definition of this term as it deems appropriate.

N.
“Initial public offering” means an offering of securities registered under the Securities Act of 1933 (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of section 13 or 15(d) of the 1934 Act.

O.	“Limited offering” means an offering that is exempt from registration under the 1933 Act pursuant to section 4(2) or section 4(6) of the 1933 Act or Rules 504, 505 or 506 under the 1933 Act.

P.
“Material Non-Public Information” about an issuer is information, not yet released to the public, that would have a substantial likelihood of affecting a reasonable investor’s decision to buy or sell any securities of that issuer.

Q.
“1940 Act” means the Investment Company Act of 1940 and the rules thereunder, both as amended from time to time, and any order or orders thereunder which may from time to time be applicable to any Fund.

R.	“Purchase or sale of a security” includes, among other things, transactions in options to purchase or sell a security.

S.	“Security” has the same definition as in section 2(a)(36) of the 1940 Act

T.	“Unlawful action” means any of the actions listed in paragraphs 1 through 4 of the Introduction to this Code engaged in by an access person of the Trust.

III.	PROHIBITED PURCHASES AND SALES.

A.	Timing of Personal Transactions.

No access person may purchase or sell, directly or indirectly, any covered security in which the access person or an affiliate account has, or by reason of the transaction acquires, any direct or indirect beneficial ownership if the access person knows or reasonably should know that the covered security, at the time of the purchase or sale:

1.	Is being considered for purchase or sale by a Fund; or

2.	Is being purchased or sold by a Fund.

B.	Improper Use of Information.

No access person may use his or her knowledge about the securities transactions or holdings of a Fund in trading for any account that is directly or indirectly beneficially owned by the access person or for any affiliate account. Any investment ideas developed by an access person must be made available to the Funds before the access person may engage in personal transactions or transactions for an affiliate account based on these ideas.

C.	Front-Running.

No access person may engage in front-running an order or recommendation for a Fund, regardless of who is handling or generates the order or recommendation. Front-running means purchasing or selling the same or underlying securities, or derivatives based on these securities, ahead of and based on a knowledge of Fund securities transactions that are likely to affect the value of these securities.

D.	Initial Public Offerings.

No advisory person may acquire any security on an initial public offering.

E.	Limited Offerings.

No advisory person may acquire any securities in a Limited Offering without first obtaining pre-clearance and approval from the compliance supervisor.

F.	Pre-Clearance.

All advisory persons must receive pre-clearance from the compliance supervisor for all personal Covered Securities transactions.

G.	Blackout Periods.

An advisory person may not buy or sell a covered security held by or to be acquired for investment accounts in which the access person has any direct or indirect beneficial ownership for seven business days before and seven business days after a Fund’s transaction in that covered security.

H.	Short-Term Trading.

Advisory persons are prohibited from profiting from the purchase and sale of the same or an equivalent Covered Security within any 60-day period. Any profits realized from a sale prohibited by this Section must be disgorged. The compliance supervisor may authorize such transactions; however, such authorization will not be granted absent extraordinary circumstances.

I.	Disinterested Trustees

1.	No disinterested trustee may purchase or sell any security identified at a formal meeting of the board of trustees of the Trust within seven business days after the adjournment of the meeting.

2.
If a disinterested trustee obtains information about an actual or proposed Fund transaction in a security, the trustee may not knowingly purchase or sell that security until the trustee obtains information from the compliance supervisor that the Fund is no longer proposing to trade in the security or until seven business days after the Fund’s trading in that security has been completed.

3.
If a disinterested trustee recommends a security transaction to or for any Fund, the trustee may not purchase or sell that security within seven business days before or after making the recommendation.

IV.	EXEMPTED TRANSACTIONS.

The prohibitions of section III and the reporting requirements of section V of this Code do not apply to:

A.	Non-Controlled Accounts. Purchases or sales effected in any account over which the access person has no direct or indirect influence or control;

B.	Ineligible Securities. Purchases or sales of securities which are not eligible for purchase or sale by any Fund;

C.	Non-Volitional Transactions. Purchases or sales which are non-volitional on the part of the access person;

D.	Automatic Dividend Reinvestments. Purchases which are part of an automatic dividend reinvestment plan;

E.
Exercises and Sales of Rights. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent these rights were acquired from the issuer, and sales of these rights so acquired;

F.	Gifts. The receipt of securities as gifts and bequests and the making of personal or charitable gifts or bequests of securities; and

G.	Pre-Approved Transactions. Purchases or sales that receive the prior approval of the compliance supervisor or a member of Hillview’s investment committee, because:

1. They are only remotely potentially harmful to the Funds,

2. They would be unlikely to affect a highly institutional market, or

3. They clearly are not related economically to the securities to be purchased, sold or held by the Funds.

V.	REPORTING.

An access person must submit to the compliance supervisor, on forms designated by the compliance supervisor, the following reports as to all covered securities and brokerage accounts in which the access person has, or by reason of a transaction, acquires, beneficial ownership:

A.
Initial Holdings Reports. Not later than 10 days after an access person becomes an access person (information must be current as of a date no more than 45 days prior to the date the person becomes an access person):

1.	The title, number of shares and principal amount of each covered security in which the access person had any direct or indirect beneficial ownership when the access person became an access person;

2.
The name of any broker, dealer or bank with whom the access person maintained an account containing securities (including but not limited to covered securities) in which the access person had any direct or indirect beneficial ownership as of the date the access person became an access person; and

3.	The date the report is being submitted by the access person.

B.	Quarterly Transaction Reports. Not later than 30 days after the end of each calendar quarter:

1.	Covered Securities Transactions. For any acquisition or disposition during the calendar quarter of a covered security in which the access person had any direct or indirect beneficial ownership:

a.	The date of the acquisition or disposition, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each covered security;

b.	The nature of the acquisition or disposition (i.e., purchase, sale, gift or any other type of acquisition or disposition):

c.	The price of the covered security at which the acquisition or disposition was effected;

d.	The name of the broker, dealer or bank with or through which the acquisition or disposition was effected; and

e.	The date the report is being submitted by the access person.

2.
Brokerage Accounts. For any account established by the access person containing securities (including but not limited to covered securities) in which the access person had a direct or indirect beneficial ownership during the quarter:

a.	The name of the broker, dealer or bank with whom the access person established the account;

b.	The date the account was established; and

c.	The date the report is being submitted by the access person.

3.
If There Are No Transactions or New Accounts. If no reportable transactions in any covered securities were effected or new accounts opened during a calendar quarter, the affected access person must submit to the compliance supervisor, within 30 days after the end of the quarter, a report stating that no reportable covered securities transactions were effected and no new accounts were opened during the quarter

C.	Annual Holdings Reports. By a date specified by the compliance supervisor and as of a date within 45 days before this reporting deadline, the following information:

1.	The title, number of shares and principal amount of each covered security in which the access person had any direct or indirect beneficial ownership;

2.
The name of any broker, dealer or bank with whom the access person maintained an account containing securities (including but not limited to covered securities) in which the access person had any direct or indirect beneficial ownership; and

3.	The date the report is being submitted by the access person.

D.	Reporting Exemption for Disinterested Trustees. A disinterested trustee of the Trust need not make:

1.	An initial holdings report under section V.A;

2.	An annual holdings report under section V.C; or

3.
A quarterly transaction report under section V.B, unless the trustee, at the time of that transaction, knows or, in the ordinary course of fulfilling his official duties as a trustee, should know that, during the 15-day period immediately before or immediately after the transaction date, that security

a.	Was purchased or sold by a Fund or

b.	Was being considered by a Fund, Hillview, a Sub-Adviser or REMS Group for purchase or sale by the Fund.

E.
Disclaimer of Beneficial Ownership. Any report submitted by an access person in accordance with this Code may contain a statement that the report will not be construed as an admission by that person that he or she has any direct or indirect beneficial ownership in any covered security or brokerage account to which the report relates. The existence of any report will not by itself be construed as an admission that any event included in the report is a violation of this code.

F.
Alternative Reporting Procedures. To the extent consistent with Rule 17j-1 under the 1940 Act, and Rule 204-2(a)(12) under the Investment Advisers Act of 1940, the compliance supervisor may approve other alternative reporting procedures.

G.
Duplicate Brokerage Confirmations. For transactions executed through a broker, an access person may fulfill his or her reporting requirement by directing the broker(s) to transmit to the compliance supervisor duplicate confirmations of these transactions. The duplicate confirmations should be addressed “Personal and Confidential.”

H.
Annual Certification of Compliance. Each access person, including each disinterested trustee, must certify annually (by a date specified by and on the form designated by the compliance supervisor) that the access person:

1. Has received, read and understand this Code and recognizes that the access person is subject to the Code;

2. Has complied with all the requirements of this Code; and

3. Has disclosed or reported all personal securities transactions, holdings and accounts required by this Code to be disclosed or reported.

VI.	CONFIDENTIALITY.

A.
Non-Disclosure of Confidential Information. No access person, except in the course of his or her duties, may reveal to any other person any information about securities transactions being considered for, recommended to or executed on behalf of any Fund.

B.	Confidentiality of Information in access persons’ reports. All information obtained from any access person under this Code normally will be kept in strict confidence by the Trust. However:

1.
Reports of transactions and other information obtained under this Code may be made available to the SEC, any other regulatory or self-regulatory organization or any other civil or criminal authority or court to the extent required by law or regulation or to the extent considered appropriate by the trustees of the Trust.

2.
In the event of violations or apparent violations of the Code, this information may be disclosed to the trustees and officers of the Trust, to appropriate management and supervisory personnel of Hillview, and to any legal counsel to the Trust or the above persons.

VII.	FIDUCIARY DUTIES

A.	Gifts.

Access persons may not accept gifts from clients, brokers, vendors, or other persons not affiliated with Hillview. However, gifts of a nominal value (i.e., gifts whose reasonable value is no more than $100 a year), and customary business meals, entertainment (e.g., sporting events), and promotional items (e.g., pens, mugs, T-shirts) may be accepted.

If an access person receives any gift that might be prohibited under this Code, the access person must inform the Compliance Department.

B.	Service as a Director.

Access persons must report any service as a director of a publicly held company. The compliance supervisor shall review at the outset and from time-to-time the appropriateness of such service in light of the objectives of this Code. The compliance supervisor may in certain cases determine that such service is inconsistent with these objectives; and it may in others require that the affected access person be isolated, through a "Chinese Wall" or other procedures, from those making investment decisions related to the issuer on whose board the person sits.

VIII.	DUTIES OF THE COMPLIANCE SUPERVISOR.

A.
Identifying and Notifying Access Persons. The compliance supervisor will identify each access person and notify each access person that the person is subject to this Code, including the reporting requirements.

B.
Providing Information to Access Persons. The compliance supervisor will furnish all access persons with a copy of this Code and provide advice, with the assistance of counsel, about the interpretation of this Code.

C.	Reviewing Reports. The compliance supervisor will review the reports submitted by each access person to determine whether there may have been any transactions prohibited by this Code.

D.	Maintaining Records. The Trust will:

1.	Preserve in an easily accessible place a copy of this Code and any other Code of Ethics that has been in effect at any time within the past five years;

2.	Maintain in an easily accessible place a list of all access persons who are, or within the past five years have been, required to make reports;

3.
Preserve for a period of not less than five years from the end of the fiscal year in which it was made, the first two years in an easily accessible place, a copy of each report submitted by an access person and a copy of any written memoranda prepared by the compliance supervisor in connection therewith;

4.
Preserve in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs a record of any violation of this code of ethics and of any action taken as a result of that violation;

5.	Preserve for a period of not less than five years from the end of the fiscal year in which it was made, the first two years in an easily accessible place, a copy of

a.	Each report made to the Board of Trustees, including any written report describing any material violations of the Code or procedures or sanctions imposed in response to material violations and

b.	Any documents certifying that the Trust has adopted procedures reasonably necessary to prevent access persons from violating this Code; and

6.
Maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by an advisory person of securities in limited offering for at least five years after the end of the fiscal year in which the approval is granted.

IX.	SANCTIONS.

Upon determining that an access person has violated this Code, the Trustees of the Trust and the compliance supervisor, after consulting with the Trustees and/or the access person’s supervisor, may impose such sanctions as the Trustees or the compliance supervisor deems appropriate. These include, but are not limited to, a letter of censure, disgorgement of profits obtained in connection with a violation, the imposition of fines, restrictions on future personal trading, termination of the access person’s position or relationship with the Trust or referral to civil or criminal authorities.

X.	APPROVAL OF CODES OF ETHICS AND AMENDMENTS.

The Board of Trustees, including a majority of disinterested trustees, must approve (1) this Code and the code of ethics of Hillview, each Sub-Adviser, REMS Group and PFPC and (2) any material changes to any of the codes of ethics.

A.
Board Findings. The Board of Trustees must base its approval of any of these codes and any material changes to any Code of Ethics on a determination that the Code contains provisions reasonably necessary to prevent access persons from engaging in any unlawful actions.

B.
Certification. The Board of Trustees must receive a certification from the Adviser, each Sub-Adviser, REMS Group and PFPC that it has adopted procedures reasonably necessary to prevent access persons from violating its Code of Ethics.

C.	Approval of Amendments. The Board of Trustees must approve any material change to any of these codes no later than six months after adoption of the material change.

Revised: November 16, 2004

APPENDIX A

Beneficial Ownership

The only guidance as to what constitutes beneficial ownership is provided by rules and releases of the SEC and court cases, which generally may be summarized as follows:

A.	Securities Owned of Record or Held in Your Name.

Securities owned of record or held in your name are generally considered to be beneficially owned by you.

B.	Securities Held in the Name of Any Other Person.

Securities held in the name of any other person are deemed to be beneficially owned by you if, because of any contract, understanding, relationship, agreement or other arrangement, you obtain benefits substantially equivalent to those of ownership. These benefits include the power to vote, or to direct the disposition of, securities.

Beneficial ownership includes securities held by others for your benefit (regardless of record ownership), e.g.:

•	Securities held for you or family members (as defined in the code of ethics) by agents, custodians, brokers, trustees, executors or other administrators;
•	Securities owned by you, but which have not been transferred into your name on the records of the issuer;
•	Securities which you have pledged;
•	Securities owned by a partnership of which you are a member; and
•	Securities owned by your personal holding corporation.

You are presumed to beneficially own securities held in the name or for the benefit of family members, unless because of special and countervailing circumstances, you do not enjoy benefits substantially equivalent to ownership. Benefits substantially equivalent to ownership include, for example:

Application of the income derived from these securities to maintain a common home or to meet expenses which that person otherwise would meet from other sources, and the ability to exercise a controlling influence over the purchase, sale or voting of these securities.

You are also presumed to be the beneficial owner of securities held in the name of some other person, even though you do not obtain benefits of ownership, if you can vest or revest title in yourself either immediately or at some future time.

C.	Rights to Acquire Securities Within Sixty Days.

In addition, SEC rules deem a person to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of that security at any time (within 60 days) including but not limited to any rights to acquire the security:

•	Through the exercise of any option, warrant or right;
•	Through the conversion of a security; or
•	Pursuant to the power to revoke a trust, discretionary account, or similar arrangement.

D.	Securities Held in Trust.

Beneficial ownership includes the ownership of securities held in trust by you, as a trustee, if either you or a family member has a vested beneficial interest in the income, principal or other assets of the trust. As settlor of a trust you also have beneficial ownership of securities in the trust, if you as the settlor have the power to revoke the trust without obtaining the consent of the beneficiaries. There are certain exemptions to these trust beneficial ownership rules. One of these exemptions applies if you would have beneficial ownership of securities solely because of being a settlor or beneficiary of the trust, but your approval is not needed for the trust to own, acquire or dispose of securities.

E.	Securities Held Indirectly.

Stockholders or partners of a company who use it as a personal securities trading or investment medium are presumed to be beneficial owners of their proportionate shares of these securities and investments if the company has no other substantial business. A general partner of a partnership is considered to have indirect beneficial ownership in the interest in securities held by the partnership.

You will not be deemed to have any indirect beneficial ownership in portfolio securities held by:

•	any holding company registered under the Public Utility Holding Company Act of 1935;
•	any investment company registered under the Investment Company Act of 1940;
•	an employee pension or retirement plan; or
•	a business trust with more than 25 beneficiaries.

F.	Other Considerations.

Beneficial ownership must be determined in light of the facts of a particular case. Thus, while you may have to report security holdings and brokerage accounts of family members, you may nonetheless disclaim beneficial ownership of these securities and accounts. Contact the compliance supervisor if you have any questions about how to determine whether you have beneficial ownership of securities.